News Release

Firsthand Technology Value Fund Announces First Quarter 2016
Financial Results, NAV of $21.75 per share

San Jose, CA, May 10, 2016 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, announced today its financial results for the first quarter ended ended March 31, 2016.

As of March 31, 2016, the Fund’s net assets were approximately $167.6 million, or $21.75 per share, compared with net assets of approximately $175.6 million, or $22.79 per share as of December 31, 2015. As of March 31, 2016, the Fund’s portfolio included public and private securities valued at approximately $167.2 million, or $21.71 per share, and approximately $19.4 million, or $2.52 per share, in cash.

Portfolio Summary (as of 3/31/16)

Investment	Fair Value[1]	Fair Value per Share[1,2]
Equity/Debt Investments	$167.23 million	$21.71
Cash	$19.42 million	$2.52
Other Assets	$1.39 million	$0.18
Total Assets	$188.05 million	$24.41
Total Liabilities	$20.48 million	$2.66
Net Assets	$167.56 million	$21.75

[1]	Numbers may not sum due to rounding.
[2]	Total shares outstanding: 7,702,705

During the first quarter of 2016, the Valuation Committee, which is composed of four independent directors, adjusted the fair values of the private companies in our portfolio. In arriving at these determinations and consistent with the Fund’s valuation procedures, and ASC 920 (formerly FAS 157), the Valuation Committee took into account many factors, including the performance of the portfolio companies, recent transactions in the companies’ securities, as well as the impact of changes in market multiples within certain sectors.

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In the first quarter of 2016, the Fund earned approximately $159,915 in interest income. The Fund reported a net investment loss of approximately $1.04 million. The Fund reported net realized and unrealized losses on investments of approximately $6.97 million for the quarter.

The Fund benefited from the sale of Tapad to Telenor during the quarter. The acquisition, announced in February and closed in March, generated proceeds of  $17.3 million to the Fund in the first quarter. The Fund booked a realized gain of $7.2 million on the sale, representing a 70% gain on its investment. The Fund also liquidated a portion of its holdings in Mattson Technologies during the quarter, realizing a modest gain. The Fund realized a loss during the quarter on the sale of Gilt Groupe to Hudson’s Bay Company. As of March 31, 2016, the Fund’s net realized gain for the year stood at approximately $3.3 million.

Throughout the quarter, the Fund continued its efforts to manage its portfolio prudently, including working with its portfolio companies and their management teams to seek to enhance performance and uncover potential exit opportunities.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.  An investment in the Fund involves substantial risks, some of which are highlighted below.  Please see the Fund’s public filings for more information about fees, expenses and risk.  Past investment results do not provide any assurances about future results.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com